Exhibit 99.1

December 12, 2008 10:18 PM Eastern Time

WorldGate and ACN Announce that ACN, Inc. Will Purchase in Excess of $50M in Video Phones

TREVOSE, Pa. & CONCORD, N.C.—(BUSINESS WIRE)—WorldGate Communications, Inc. (Nasdaq: WGAT.OB), a leading provider of video phone products and ACN, Inc., the world’s largest direct selling telecommunications company, today announced that they have reached an agreement that calls for ACN to purchase in excess of $50M in video phones over a two-year period.

ACN, with sales of approximately $500 million worldwide annually, is one of the leading VoIP and video telephony companies in the world today, offering a broad range of telecommunications services, including wireline, wireless and VoIP products, in 19 countries in North America, Europe, and the Asia-Pacific region. The agreement will provide ACN with a long-term supply of high quality video phones to expand its product line, and it gives WorldGate a significant revenue stream to fund development of its technology and expand distribution to currently untapped telecommunications customers. ACN and WorldGate will begin immediately to develop a video phone to meet ACN’s specific requirements, and shipments of the ACN model may begin as early as mid-2009.

“We have long believed in the market for video phones and it has been a central focus of our service offering over the past several years. We are confident that this strategic relationship with WorldGate will expand its product selection, and ensure that ACN will make the highest quality video phone products available to consumers around the world,” said Robert Stevanovski, Chairman and Co-Founder of ACN.

“The commitment of ACN, an innovative and global telecommunications company, to a significant purchase of video phones from WorldGate will provide a strong foundation for major growth and expansion of the global market for video phones,” said Hal Krisbergh, Chairman, CEO and founder of WorldGate. “We are excited by the opportunity to work with such a visionary and respected player in the worldwide telecommunications industry.”

The companies expect to distribute details of the transactions within the next few weeks.

The company has scheduled a conference call for Monday, December 15, 2008, at 4:15 PM EST to discuss the transactions and to answer questions. The conference call telephone number is 347-284-6930 (or toll-free at 866-550-6338). The conference ID is 6614181. A replay of the conference call will be available for one week after the call on the WorldGate website at www.wgate.com.

Information about WorldGate Communications can be found at www.wgate.com and information about ACN can be found at www.myacn.com.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts

WorldGate Communications, Inc.

Jim McLoughlin, 215-354-5455

jmcloughlin@wgate.com

or

ACN, Inc.

Allan van Buhler, 704-260-3000

abuhler@acninc.com